Exhibit 99


Contact: Jon Greer
651-736-1915

FOR IMMEDIATE RELEASE

       3M Targets Double-digit Earnings Growth;
       Outlines Plan for Growth, Productivity Improvement


St. Paul, Minn. - August 27, 1998 - At its biennial security analyst meeting here, 3M said it expects double-digit earnings growth for the coming three years, and sales to increase an average of 8 percent per year. Sales will continue to be affected by the economic situation in Asia and other parts of the world.

L.D. DeSimone, chairman and chief executive officer, said
3M's strategy continues to center on growth, through ongoing investment in innovation, and productivity improvement, with a number of specific actions being taken to address current and anticipated economic conditions.
"We're taking the right actions to strengthen our earnings growth as quickly as possible," he said, "and we remain committed to continued investment in our growth platforms."

3M reviewed the strategies of its major businesses with particular emphasis on major new product programs. These
"Pacing Plus" programs present significant growth opportunities and change the basis of competition in growing markets. Pacing Plus programs in place are expected to generate more than $1 billion in sales in 1998, up from $650 million last year.

Consistent with previous announcements, the company will improve productivity through a series of actions:
     *Reduction of employment levels by 4500 by the
      end of 1999.
     *Consolidation of some manufacturing operations
      around the world.
     *Rationalization of product lines that earn marginal returns and/or have a decreasing strategic fit. The product lines being reviewed have cumulative annual sales of approximately $350 million.

The company anticipates a pre-tax charge of as much as $500 million associated with these actions.

"With today's global economic outlook, it's even more important to continuously improve competitiveness,"
DeSimone said. "Our approach both addresses current realities and strengthens our ability to generate future growth." 3M continues to invest more than $1 billion annually in research and development.

3M is a diversified manufacturing company with 1997 sales of $15 billion and net income of $1.6 billion. 3M makes more than 50,000 products serving industrial, consumer, commercial and health care markets.


FORWARD-LOOKING STATEMENTS

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors, including, but not limited to: (1) foreign exchange rates and fluctuations in those rates; (2) the effects of, and changes in, worldwide economic conditions, particularly in Japan, the Asia region and the United States; (3) raw materials, including shortages and increases in the costs of key raw materials; (4) the impact of the Year 2000 issue; and (5) legal proceedings. More detail with respect to various risks and uncertainties is contained in 3M's
Annual and Quarterly Reports filed with the Securities and Exchange Commission.